EXHIBIT 10.1

TRIBUNE COMPANY
BONUS DEFERRAL PLAN

(As Amended and Restated effective as of October 18, 2006)

TRIBUNE COMPANY BONUS DEFERRAL PLAN

SECTION 1

Introduction

1.1. The Plan. TRIBUNE COMPANY BONUS DEFERRAL PLAN (the "Plan") was established by TRIBUNE COMPANY, a Delaware corporation (the "Company"), effective as of December 14, 1993. The Plan has been amended and restated effective as of October 18, 2006.

1.2. Purpose. The Company and certain of its subsidiaries which have adopted, and become "Employers" under, the Plan in accordance with subsection 1.3 below, intend through the use of the Plan (a) to offer a select group of senior officers and other highly compensated key employees of the Employers who are described in Section 2, the opportunity to defer the receipt of all or a portion of any Qualifying Bonus (as defined in subsection 3.3 below) which would otherwise be payable to them currently, and (b) to provide for involuntary deferral of certain Par-ticipants' Qualifying Bonuses in specified circumstances (as described in subparagraph 3.1(b) below), for the period provided in the Plan. It is an additional purpose of the Plan (i) to permit Participants to elect irrevocably that the "Increments" thereafter credited for specific periods to all or a portion of their Accounts under subsections 4.2 and 4.1 below, respectively, be calculated based on the investment performance of the common stock of the Company during that period and (ii) that said portion of any Participant's Account shall be distributed to him in the form of shares of common stock of the Company, all as described in greater detail below.

1.3. Employers; Related Companies; . The Company and each subsidiary of the Company that (a) is a "Related Company" under the Tribune Company 401(k) Savings and Profit-Sharing Plan (the "401(k) Plan") and (b) employs one or more employees who have become Participants in accordance with Section 2 below, shall each be an "Employer" under this Plan. For purposes of this Plan, a "subsidiary" of the Company shall mean any corporation, more than 50% of the voting stock of which is owned, directly or indirectly, by the Company.

1.4. Plan Administration. The Plan will be administered and interpreted by the Compensation & Organization Committee of the Board of Directors of the Company (or such successor committee of said Board as shall from time to time have responsibility for compensation matters) (the "Committee"). The Committee has, to the extent appropriate and in addition to the powers described in subsection 3.1 below, full discretionary authority to construe and interpret the terms and provisions of the Plan, to adopt, alter and repeal such administrative rules, guide-lines and practices governing this Plan and perform all acts, including the delegation of its administrative responsibili-ties, as it shall, from time to time, deem advisable, and to otherwise supervise the administration of this Plan. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan, or in any election hereunder, in the manner and to the extent it shall deem necessary to carry the Plan into effect. Any decision, inter-pretation or other action made or taken in good faith by or at the direction of the Company, the Board of Directors of the Company, or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the absolute discretion of all and each of them, as the case may be, and shall be final, binding and conclusive on the Company, the other Employers and all employees and Participants and their respective heirs, executors, administrators, successors and assigns. The Committee's determinations hereunder need not be uniform, and may be made selectively among eligible employees, whether or not they are similarly situated. Any actions to be taken by the Committee will require the consent of a majority of the Committee members.

1.5. Fiscal Year. Reference in this Plan to a "Fiscal Year" means the fiscal year of the relevant Employer, which is a 52-53 week year ending on the last Sunday occurring within each calendar year.

SECTION 2

Participation

Subject to the conditions and limitations of the Plan, each employee of an Employer on or after the Effective Date shall become a "Participant" under this Plan as of the first day as of which such employee:

(a)
is a participant in the Tribune Company Management Incentive Plan, or any successor plan designated by the Committee, or is a senior sales executive covered by a separate Company sales incentive plan, and

(b)
is subject to Tribune Company stock ownership requirements or meets such other criteria as determined by the Tribune Company Employee Benefit Committee (the “Employee Benefits Committee”) from time to time.

SECTION 3

Deferral

3.1. Election of Deferral; Automatic Deferral; Settlement Date. Subject to the following provisions of this subsection 3.1 and the provisions of subsection 3.2 below, within a period speci-fied from time to time by the Employee Benefits Committee, a Participant may make an irrevocable written election (on a form prescribed by the Employee Benefits Committee) to defer receipt of all or a specified portion of the Qualifying Bonus earned for a Fiscal Year, regardless of the year in which that Qualifying Bonus is normally or actually paid. Notwithstanding the foregoing provisions of this subjection 3.1:

(a)	Minimum Deferral. The portion of a Partici-pant's Qualifying Bonus earned for any Fiscal Year which the Participant elects to defer hereunder may not be less than $10,000.

(b)
Automatic (Deemed) Election. In the case of any Participant who, in the judgment of the Committee may be a "covered employee" under Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code") for such Fiscal Year and may have "applicable employee remunera-tion" (as defined in said Section) for that year of more than $1,000,000, the Committee may deter--mine in its sole discretion that the Participant will be deemed and treated as having elected to defer all or a portion of his Qualifying Bonus for that year.

(c)
Deferral of Qualifying Bonus Earned for First Year of Participation. An employee of an Employer who becomes a Participant during a Fiscal Year may file a defer-ral election under this subsection 3.1 within 30 days after the date he becomes eligible to participate (but before the end of that Fiscal Year), which election shall be applicable to his Qualifying Bonus for that Fiscal Year.

(d)
Election of Manner in which Increments Are Determined and Medium in which Deferred Amounts Are Paid. Each election under this subsection (including any automatic election under subparagraph (b) above) made by a Participant shall indicate the portions of the amount being deferred pursuant to that election, which the Participant elects to have credited to the cash subaccount and stock subaccounts maintained within his Account as of the following March 1 under subsection 4.1 below. In addition, the Committee may permit each Participant to elect, on his annual deferral election forms and/or on such other forms (at such other times and in accordance with such rules as the Committee may in its discretion determine), that all or a portion of the balance credited to his cash subaccount as of the following March 1 (after all other adjustments to his Account and subaccounts as of that date have been made) be transferred and credited to his stock subaccount. Any amounts to be credited to a Participant's stock subaccount as of a March 1 shall be credited in the form of a number of full and fractional (rounded to the nearest hundredth) hypothetical shares of common stock of the Company which is the quotient of the cash amount that would otherwise be so credited, divided by the fair market value (as defined in subsection 4.5 below) of a share of common stock of the Company on that March 1. Any election by a Participant under this subparagraph (d) to have amounts credited to his stock subaccounts shall be irrevocable, and a Participant may not at any time elect to transfer all or any portion of the balance of his stock subaccount to his cash subaccount.

(e)	In no event may a Participant’s deferral election be made later than 6 months prior to the end of the Fiscal Year to which the Qualifying Bonus relates.

Any amounts which a Participant elects to defer under this subsection 3.1 shall be deferred until the March 1 following the end of the Fiscal Year in which the Participant's ter-mination of employment with the Employers and other Related Companies occurs; provided, however, that a military or personal leave of absence granted by an Employer or Related Company shall not constitute a termination of employment for this purpose; and provided further, that the Committee shall have the authority to require deferral beyond that date to a later date to the extent necessary to avoid or reduce a limitation on the deductibility by an Employer under Section 162(m) of the Internal Revenue Code, of the amounts so defer-red. Said March 1 or later date described in the preceding sentence shall be referred to herein as the Participant's Settlement Date.

3.2. Limitations on Deferral Elections. The Committee may set, from time to time, limitations on the amount of Partici-pants' Qualifying Bonuses which may be subject to deferral hereunder, including but not limited to establishing annual limitations relating to particular employment positions or grades of employees. The applicable limitations for a par-ticular Fiscal Year shall be set forth in an attachment to the form of deferral election relating to such year.

3.3. Qualifying Bonus. A Participant's "Qualifying Bonus" earned for any Fiscal Year means the bonus that he is awarded under the Tribune Company Management Incentive Plan for that Fiscal Year.

SECTION 4

Treatment of Deferred Amounts

4.1. Accounts. Each Employer shall maintain on its books a separate account (the "Account") for each Participant who has deferred all or a portion of any Qualifying Bonus from that Employer under this Plan. The amount of the Qualifying Bonus earned for a particular Fiscal Year that the Participant elected to defer shall be credited to such Participant's Account (on the books of the Employer that paid that Qualifying Bonus) as of the March 1 (or the first business day thereafter) nearest the date as of which the Qualifying Bonus was awarded. There shall be established within each Participant's Account a "cash subaccount" and a "stock subaccount." Participants may elect in accordance with subparagraph 3.1(d) above that all or a portion of any future deferral be credited to a particular subaccount or that all or a portion of the balance in their cash subaccounts be transferred to their stock subaccounts.

4.2. Increments. With respect to Participants' Accounts:

(a)
Cash Subaccounts: Increments to Participants' cash subaccounts established under subsection 4.1 above shall be deemed to earn "interest" at a rate equal to 120% of the long-term Applicable Federal Rate (quarterly compounding) as prescribed under Section 1274(d) of the Internal Revenue Code determined as of March 1 of each year or, if such March 1 is not a business day, then the first business day following that March 1 (in which event references in the Plan to March 1 shall mean the first business day following that March 1). Interest shall be credited to Participants' accounts as of the last day of each fiscal quarter of the Company. Any interest deemed to be earned on a Participant's Account balance is referred to as an "Increment" for purposes of this Plan.

(b)
Stock Subaccounts: The hypothetical shares of common stock of the Company credited to each Participant's stock subaccount shall have no voting rights. Dividends, rights, warrants and options declared or created with respect to actual shares of common stock of the Company shall also be deemed to have been declared or created with respect to hypothetical shares of common stock of the Company credited to each Participant's stock subaccount. Stock dividends deemed declared on such hypothetical shares credited to a Participant's stock subaccount shall be credited to that subaccount; cash dividends deemed declared on such hypothetical shares shall be converted to additional hypothetical shares in accordance with the formula contained in subparagraph 3.1(d) above, based on the fair market value of a share of common stock of the Company as of the day the dividend was paid. Rights, warrants and options, if any, deemed created with respect to such hypothetical shares shall be deemed held, exercised or sold by all Participants uniformly, as soon as practicable, as determined by the Committee in its sole discretion, and the hypothetical proceeds thereof attributable to a Participant's stock subaccount shall be applied in the same manner as cash dividends paid on such shares. Stock splits shall be treated in the same manner as stock dividends. In the event of a corporate transaction which results in a change to the outstanding common stock of the Company, the hypothetical shares of common stock of the Company credited to the stock subaccounts of participants shall be adjusted hereunder as if those hypothetical shares were shares of outstanding common stock of the Company.

4.3. Funding. The Plan and the recording of Accounts here-under shall not constitute a trust and shall merely be for the purpose of recording an unsecured contractual obligation. Amounts payable under this Plan to a Participant or his bene-ficiary shall be paid (i) directly by the Employers from their general assets and/or (ii) from Tribune Company Deferred Bene-fit Trust, in such proportions (if any) as the Company shall determine. The provisions of this Plan shall not require that the Employers segregate on their books or otherwise any amounts to be used for payments under Section 5 of this Plan, except as to any amounts paid or payable to Tribune Company Deferred Benefit Trust.

4.4. Reports. Until the entire net credit balance in a Par-ticipant's Account shall have been paid in full, the Company will furnish to the Participant a report, at least annually, setting forth transactions in, and the status of, his Account.

4.5. Fair Market Value. The "fair market value" of a share of common stock of the Company shall mean as of any date the closing price of said common stock as reported on the New York Stock Exchange Composite Transaction List for such day or, if the common stock was not traded on such day, then the next preceding day on which the common stock was traded.

SECTION 5

Payment of Deferred Amounts

5.1. Amount of Payment. The amount to be paid to a Participant as of his Settlement Date in a lump sum under subsection 5.3 or 5.5 below (or in the case of installments under subsection 5.3 below, the amount from which the first installment payment amount will be derived) shall be an amount equal to the sum of (a) the net credit balance in his cash subaccount and the number of hypothetical shares of common stock of the Company credited to his stock subaccount, as of the last day of the Fiscal Year immediately preceding his Settlement Date, after all adjustments required to be made to those subaccounts within his Account as of that date have been made, plus (b) the deferred amount (if any) of his Qualifying Bonus for the Fiscal Year preceding the year in which his Settlement Date occurred.

5.2. Medium of Payment. All payments of stock subaccount balances under this Plan shall be made in whole shares of common stock of the Company, with the fair market value of any fractional share (as of the day preceding the date of payment) being paid in cash. All payments of cash subaccount balances, and of the deferred amounts of Qualifying Bonuses for the Fiscal Year preceding the year in which payment is made or commences, shall be made in cash.

5.3. Method of Payment. Subject to subsection 6.9 below, the net credit balance in a Participant's Account shall be payable either in a single lump sum payable as of his Settlement Date, or in a series of annual installments beginning as of his Settlement Date and thereafter payable as of each subsequent anniversary thereof. In this regard, each Participant will elect on his initial deferral election form the method of payment of his Account (i.e., lump sum or installments) and, if payment is to be made in installments, the number of annual installments over which his Account balance shall be paid (the "Payout Period"). An initial deferral election form shall be filed no later than 30 days after the Participant becomes eligible to defer. On or before December 31, 2006, a Participant may change an election regarding method of payment or Payout Period with respect to amounts deferred to his or her account (and any investment gains or losses attributable thereto), which election will automatically revoke all previous elections as to method of payment and Payout Period. On or after January 1, 2007, no changes may be made to a Participant’s election with respect to the method of payment of deferrals made to his or her account (and any investment gains or losses attributable thereto). If a Participant's Account balance is paid in installments, it shall be credited with Increments during the Payout Period at the rate or in the manner from time to time determined under subsection 4.2. The installment payment to a Participant in any year shall be an amount equal to the quotient obtained by dividing his cash subaccount balance, and the number of hypothetical shares of common stock of the Company credited to his stock subaccount, as of the last day of the preceding Fiscal Year by the number of payments remaining in his Payout Period, including the current payment. A Participant's Payout Period shall include not more than 15 annual installments; provided, however, that notwithstanding the foregoing provisions of this subsection 5.3, the Committee, in its discretion, may from time to time set a minimum dollar value amount applicable to individual annual installment payments permitted under the Plan, and may adjust the duration of the Payout Period elected by a Participant to provide that the dollar value amount of any annual installment to that Participant is not projected to be less than the minimum annual dollar value amount in effect at the beginning of his Payout Period. Notwithstanding the foregoing provisions of this subsection 5.3, a Participant who is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Internal Revenue Code may not receive a distribution under the Plan of any amounts credited to his or her account (and any investment gains or losses attributable thereto) prior to the date which is 6 months after the date of the Participant’s termination of employment, or, if earlier, the date of death of the Participant. If a specified employee is unable to receive a distribution as of his or her Settlement Date as a result of the restrictions under Section 409A, the payment that otherwise would have been made as of his Settlement Date shall be made as soon as practicable following the lapse of such restrictions.

5.4. Payment Following Death or Permanent Disability. Not-withstanding the Payout Period selected by the Participant, if the employment of a Participant is terminated as a result of the Participant's death or permanent disability, the entire net credit balance in such Participant's Account may, in the sole discretion of the Committee, become payable in a lump sum to such Participant (or, in the case of death, to his beneficiary) on the March 1 immediately following the Participant's death or termination of employment due to permanent disability, or on a later date to the extent the Committee believes appropriate to avoid or reduce a limitation on the deductibility by an Employer under Section 162(m) of the Internal Revenue Code (or any successor provision). For purposes of this Plan, a Partic-ipant's employment shall be deemed to have been terminated as a result of permanent disability in the event the Participant suffers a physical illness, injury or other impairment with respect to which the Participant is entitled to receive bene-fits under the long-term disability plan maintained by the Company.

5.5. Acceleration of De Minimis Payments. Notwithstanding any other provision of this Plan to the contrary, the Committee, in its sole discretion, is empowered to accelerate the payment of a Participant's Account or of all Participants' Accounts, including conversion to a smaller number of installment payments or to a single lump sum payment, provided that, (a) the payment accompanies the termination of the entirety of the Participant’s interest in the Plan and all similar plans that are deferred compensation plans; (b) the payment is made on or before the later of (i) December 31 of the calendar year in which occurs the Participant’s termination of employment or (ii) the date 2-1/2 months after the Participant’s termination of employment; and (c) the payment is not greater than $10,000. Neither the Employers nor the Committee shall have any obligation to make any such acceleration for any reason whatsoever.

5.6. Change in Control. In the event of a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, all as defined in Section 409A(a)(2)(A)(v) of the Code or any regulations, notices or rulings thereunder, all account balances, whether or not currently in pay status, shall become immediately due and payable and distribution shall be made in a lump sum as soon as practicable thereafter.

SECTION 6

General Provisions

6.1. Interests Not Transferable. Except as to withholding of any tax under the laws of the United States or any state or municipality, or with respect to any domestic relations order the Employee Benefits Committee or its delegate determines to be valid for this purpose, the interests of Participants and their bene-ficiaries to amounts deferred under the Plan are not subject to the claims of their creditors and may not be voluntarily or involuntarily transferred, assigned, alienated or encumbered.

6.2. Controlling Law. To the extent not superseded by the laws of the United States, the laws of Illinois shall be con-trolling in all matters relating to the Plan.

6.3. Gender and Number. Where the context admits, words in the masculine gender shall include the feminine and neuter genders, the plural shall include the singular and the singular shall include the plural.

6.4. Action by the Company. Any action required of or per-mitted by the Company under the Plan shall be by resolution of its Board of Directors or by a duly authorized committee of its Board of Directors, or by any person or persons authorized by resolution of its Board of Directors or such committee.

6.5. Successor to the Company or Any Other Employer. The term "Company" as used in the Plan shall include any successor to the Company by reason of merger, consolidation, the purchase or transfer of all or substantially all of the Company's assets, or otherwise. The term "Employer" as used in the Plan with respect to the Company or any of its subsidiaries shall include any successor to that corporation by reason of merger, consoli-dation, the purchase or transfer of all or substantially all of the assets of that corporation, or otherwise.

6.6. Facility of Payment. Any amounts payable under this Plan to any person under a legal disability or who, in the judgment of the Committee, is unable to properly manage his affairs may be paid to the legal representative of such person or may be applied for the benefit of such person in any manner which the Committee may select.

6.7. Expenses. The Employers, in such proportions as the Company determines, shall bear all expenses incurred by them and by the Committee in administering this Plan. If a claim or dispute arises concerning the rights of a Participant or bene-ficiary amounts deferred under the Plan (including Increments thereon), regardless of the party by whom such claim or dispute is initiated, the Employers shall, in such proportions as the Company determines, and upon presentation of appropriate vouchers, pay all legal expenses, including reasonable attor-neys' fees, court costs, and ordinary and necessary out-of-pocket costs of attorneys, billed to and payable by the Par-ticipant or by anyone claiming under or through the Participant (such person being hereinafter referred to as the Participant's "claimant"), in connection with the bringing, prosecuting, defending, litigating, negotiating, or settling of such claim or dispute; provided, that:

(a)
The Participant or the Participant's claimant shall repay to the Employers any such expenses theretofore paid or advanced by the Employers if and to the extent that the party disputing the Participant's rights obtains a judgment in its favor from a court of competent jurisdiction from which no appeal may be taken, whether because the time to do so has expired or other-wise, and it is determined that such expenses were not incurred by the Participant or the Participant's claimant while acting in good faith; provided further, that

(b)
In the case of any claim or dispute initiated by a Participant or the Participant's claimant, such claim shall be made, or notice of such dispute given, with specific reference to the provisions of this Plan, to the Committee within one year after the occurrence of the event giv-ing rise to such claim or dispute.

6.8. Other Benefits. The benefits provided under the Plan shall, except to the extent otherwise specifically provided herein, be in addition to, and not in derogation or diminution of, any benefits that a Participant or his beneficiary may be entitled to receive under any other plan or program now or hereafter maintained by the Company or by any of its subsidiaries.

6.9. Withholding. The Employers shall have the right to deduct from any payment to be made pursuant to this Plan any federal, state or local taxes required by law to be withheld. The Employers shall have the further right to deduct from any other payment to be made to a Participant any federal, state or local taxes required to be withheld with respect to amounts deferred under this Plan. Any such deduction with respect to payments of shares of common stock of the Company shall be made by withholding a sufficient number of the shares which would otherwise be paid to the Participant.

6.10. No Obligation. Neither this Plan nor any elections hereunder shall create any obligation on the Employers to continue any other existing award plans or policies or to establish or continue any other programs, plans or policies of any kind. Neither this Plan nor any election made pursuant to this Plan shall give any Participant or other employee any right with respect to continuance of employment by the Employers or any subsidiary or of any specific aggregate amount of compensation, nor shall there be a limitation in any way on the right of the Employers or any subsidiary by which an employee is employed to terminate such employee at any time for any reason whatsoever or for no reason, nor shall this Plan create a contract of employment.

6.11. Designation of Beneficiary. In the event of the death of a Participant, the amount payable under Section 5.5 hereof shall, unless the Participant shall designate to the contrary as provided below, thereafter be made (a) to such person or persons who, as of the date payment is to be made under this Plan, would receive distribution of the Participant's account balances, if any, under the terms of the 401(k) Plan, or (b) if the Participant is not a participant in the 401(k) Plan at the time of his death, then to his surviving spouse or (if there is no surviving spouse) to his estate. Notwithstanding the preceding sentence, a Participant may specifically designate the person or persons (who may be designated successively or contingently) to receive payments under this Plan following the Participant's death by filing a written beneficiary designation with the Committee during the Participant's lifetime. Such beneficiary designation shall be in such form as may be prescribed by the Committee and may be amended from time to time or may be revoked by the Participant pursuant to written instruments filed with the Committee during his lifetime. Beneficiaries designated by a Participant may be any natural or legal person or persons, including a fiduciary, such as a trustee of a trust or the legal representative of an estate. Unless otherwise provided by the beneficiary designation filed by a Participant, if all of the persons so designated die before a Participant on the occurrence of a contingency not contemplated in such beneficiary designation, then the amount payable under this Plan shall be paid to the person or persons determined in accordance with the first sentence of this subsection 6.11.

6.12. Liability. No member of the Board of Directors of the Company or any Employer, no employee of an Employer and no member of the Committee (nor the Committee itself) shall be liable for any act or action hereunder whether of omission or commission, by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated or, except in circumstances involving his bad faith, gross negligence or fraud, for anything done or omitted to be done by himself. The Employers will fully indemnify and hold the members of the Committee harmless from any liability hereunder, except in circumstances involving a Committee member's bad faith, gross negligence or fraud. The Company or the Committee may consult with legal counsel, who may be counsel for the Company or other counsel, with respect to its obligations or duties hereunder, or with respect to any action or proceeding or any question of law, and shall not be liable with respect to any action taken or omitted by it in good faith pursuant to the advice of such counsel.

SECTION 7

Amendment and Termination

While the Employers expect to continue the Plan, the Company must necessarily reserve and reserves the right to amend the Plan from time to time or to terminate the Plan at any time, subject to Section 409A of the Internal Revenue Code However, neither an amendment of the Plan nor termination of the Plan may, without the Participant's consent, adversely affect any deferred amounts or increments already credited to his Account as of the date such amendment is made or the termination of the Plan occurs and which, but for such amendment or termination, are payable under this Plan on, or would become payable under this Plan after, the date such amendment is made or the termination of the Plan occurs.

IN WITNESS WHEREOF, the Tribune Company Employee Benefits Committee has caused the foregoing to be executed on behalf of Tribune Company by the undersigned duly authorized Chairman of the Committee as of the 18th day of October 2006.

TRIBUNE COMPANY
By: /s/ Donald C. Grenesko Chairman of Tribune Company Employee Benefits Committee